Exhibit 4.8

WELLS FARGO & COMPANY

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

NON-CUMULATIVE PERPETUAL PREFERRED STOCK SERIES A

(Without Par Value)

WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon the Securities Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on May 16, 2008, in accordance with Section 141(f) of the General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated January 24, 2006 and April 29, 2008, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “Non-Cumulative Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 25,001 shares, without par value, which may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by resolution of the Board of Directors and by the filing of a certificate pursuant to the General Corporation Law. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be retired and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 2. Definitions. As used herein with respect to the Series A Preferred Stock:

(a) “Board of Directors” means the board of directors of the Corporation or a duly authorized committee thereof.

(b) “By-laws” means the By-laws of the Corporation, as may be amended from time to time.

(c) “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, Minneapolis, Minnesota or Wilmington, Delaware are permitted or required by any applicable law to close.

(d) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time; provided that the Corporation shall use its best efforts to ensure that there is at all relevant times when the Series A Preferred Stock is outstanding a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(e) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(f) “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as may be amended from time to time, and shall include this Certificate of Designations.

(g) “Committee” has the meaning specified in preamble hereto.

(h) “Common Stock” means the common stock of the Corporation, par value $1 2/3 per share, as the same exists at the date of this Certificate of Designations or as such stock may be constituted from time to time.

(i) “Convertible Preferred Stock” means the following series of Preferred Stock, each having a stated value of $1,000 per share: 1999 ESOP Cumulative Convertible Preferred Stock; 2000 ESOP Cumulative Convertible Preferred Stock; 2001 ESOP Cumulative Convertible Preferred Stock; 2002 ESOP Cumulative Convertible Preferred Stock; 2003 ESOP Cumulative Convertible Preferred Stock; 2004 ESOP Cumulative Convertible Preferred Stock; 2005 ESOP Cumulative Convertible Preferred Stock; 2006 ESOP Cumulative Convertible Preferred Stock; 2007 ESOP Cumulative Convertible Preferred Stock; and 2008 ESOP Cumulative Convertible Preferred Stock.

(j) “Corporation” has the meaning specified in preamble hereto.

(k) “Dividend Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

(l) “Dividend Payment Date” has the meaning specified in Section 3(a).

CERTIFICATE OF DESIGNATIONS

(m) “Dividend Parity Stock” has the meaning specified in Section 3(b).

(n) “Dividend Period” has the meaning specified in Section 3(a).

(o) “Dividend Record Date” has the meaning specified in Section 3(a).

(p) “Excluded Class” means any series of Preferred Stock with a liquidation preference of less than $100,000 per share.

(q) “General Corporation Law” has the meaning specified in the preamble hereto.

(r) “Liquidation Parity Stock” means any class or series of stock of the Corporation that ranks equally with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(s) “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

(t) “Normal PPS” means the 7.70% Fixed-to-Floating Rate Normal PPS (liquidation amount $1,000 per security) issued by the Trust and fully and unconditionally guaranteed by the Corporation.

(u) “Preferred Stock” means any and all series of Preferred Stock, having no par value, of the Corporation, including the Series A Preferred Stock.

(v) “Reuters Screen LIBOR01” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

(w) “Series A Preferred Stock” has the meaning specified in Section 1.

(x) “Series A Preferred Stock Liquidation Amount” has the meaning specified in Section 4(a).

(y) “Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of May 19, 2008, between the Corporation and The Bank of New York Trust Company, N.A. as Property Trustee (acting on behalf of the Trust), as may be amended from time to time.

(z) “Three-Month LIBOR” means, with respect to any Dividend Period beginning on or after the later of March 26, 2013 and the Stock Purchase Date (as defined in the Stock Purchase Contract Agreement), the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period that appears on Reuters Screen LIBOR01 as of 11:00 A.M. (London time) on the Dividend Determination Date for that Dividend Period. If that rate does not appear on Reuters Screen LIBOR01, Three-Month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Dividend Period and

CERTIFICATE OF DESIGNATIONS

in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent at approximately 11:00 A.M. (London time) on the Dividend Determination Date for that Dividend Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to such Dividend Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Dividend Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of the rates quoted by three major banks in New York City selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on the first day of that Dividend Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period, and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Dividend Period shall be the same as Three-Month LIBOR as determined for the previous Dividend Period, or in the case of the first Dividend Period, the most recent Three-Month LIBOR that could have been determined in accordance with the first sentence of this definition had the Series A Preferred Stock been outstanding. The Calculation Agent’s establishment of Three-Month LIBOR and calculation of the amount of dividends for each Dividend Period will be final and binding in the absence of manifest error. The Calculation Agent’s determination of any dividend rate, and its calculation of the dividends for any Dividend Period, will be maintained on file at the principal offices of the Corporation and will be available to any stockholder upon request.

(aa) “Total Liquidation Amount” has the meaning specified in Section 4(a).

(bb) “Trust” means Wells Fargo Capital XIII.

(cc) “Voting Parity Stock” means any and all series of the Corporation’s Preferred Stock ranking on a parity with the Series A Preferred Stock either as to dividends or on the distribution of assets upon liquidation, dissolution or winding up, and upon which like voting rights have been conferred and are exercisable.

Section 3. Dividends.

(a) Rate. Dividends on shares of Series A Preferred Stock will not be mandatory. Holders of the Series A Preferred Stock, in preference to the holders of Common Stock and of any other shares of stock ranking junior to the Series A Preferred Stock as to payment of dividends, shall be entitled to receive, only when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends (less any withholding and backup withholding tax required by law) at the rate determined as set forth below in this Section 3 applied to the Series A Preferred Stock Liquidation Amount. These dividends shall be payable in arrears (as provided below in this Section 3(a)), but only when, as and if declared by the Board of Directors, (a) if the Series A Preferred Stock is issued prior to March 26, 2013, on March 26 and September 26 of each year (commencing on the first such date to occur after the initial issuance of the Series A Preferred Stock) until March 26, 2013, and (b) thereafter, on

CERTIFICATE OF DESIGNATIONS

March 26, June 26, September 26 and December 26 of each year (each a “Dividend Payment Date”); provided that if any such Dividend Payment Date on or after March 26, 2013 would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on the Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. If a Dividend Payment Date before March 26, 2013 is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. Dividends on the Series A Preferred Stock shall not be cumulative; holders of Series A Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors and no interest, or sum of money or other property in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series A Preferred Stock as they appear on the stock register maintained by the transfer agent and registrar for the Series A Preferred Stock on the applicable record date, which shall be such date fixed by the Board of Directors in advance of such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Stock Purchase Date) and shall end on and include the calendar day immediately preceding the next Dividend Payment Date. Dividends payable on each share of the Series A Preferred Stock in respect of a Dividend Period shall be computed by the Calculation Agent in the following manner: (i) if shares of Series A Preferred Stock are issued prior to March 26, 2013, on the basis of a 360-day year consisting of twelve 30-day months until the Dividend Payment Date in March 2013 and (ii) thereafter, for each Dividend Period, by multiplying the per annum dividend rate in effect for that Dividend Period by a fraction, the numerator of which will be the actual number of days in that Dividend Period and the denominator of which will be 360. Dividends payable in respect of a Dividend Period shall be payable in arrears - i.e., on the first Dividend Payment Date after such Dividend Period.

The dividend rate on the Series A Preferred Stock, for each Dividend Period, shall be (a) if the shares of Series A Preferred Stock are issued prior to March 26, 2013, a rate per annum equal to 7.70% until the Dividend Payment Date in March 2013, and (b) thereafter, a rate per annum that will be reset quarterly and shall be equal to Three-Month LIBOR for such Dividend Period plus 3.89%.

Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 3.

(b) Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, unless (a) the full dividends for the then-current Dividend Period on all outstanding Series A Preferred Stock have been paid, or declared and funds set aside therefor, and (b) the Corporation is not in default on its obligation to redeem any shares of Series A Preferred Stock

CERTIFICATE OF DESIGNATIONS

that have been called for redemption pursuant to Section 5, no dividend whatsoever shall be paid or declared on the Common Stock, other than a dividend payable solely in shares of Common Stock. The Corporation and its subsidiaries also may not purchase, redeem or otherwise acquire for consideration (other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Common Stock), nor will the Corporation pay to or make available any monies for a sinking fund for the redemption of, any Common Stock unless the Corporation has paid full dividends on the Series A Preferred Stock for the most recently-completed Dividend Period. However, the foregoing provisions shall not restrict the ability of any affiliate of the Corporation to engage in any market-making transactions in Common Stock in the ordinary course of business.

No full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on shares of Series A Preferred Stock for the then-current Dividend Period. When dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock (“Dividend Parity Stock”), all dividends declared upon shares of Series A Preferred Stock and any other series of Dividend Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred Stock and Dividend Parity Stock bear to each other. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of the amounts herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any other stock that is Dividend Parity Stock or that ranks junior to the Series A Preferred Stock, from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.

The Series A Preferred Stock shall rank on a parity with the Convertible Preferred Stock with respect to the payment of dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled to receive an amount per share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $100,000 per share (the “Series A Preferred Stock Liquidation Amount”). Holders of the Series A Preferred Stock will be entitled to receive the Total Liquidation Amount out of the assets of the Corporation that are available for distribution to holders of capital stock ranking on a parity on liquidation to the Series A Preferred Stock, after payment or provision for payment of the Corporation’s debts and other liabilities but before any distribution of assets is made to holders of Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock.

CERTIFICATE OF DESIGNATIONS

The Series A Preferred Stock ranks on a parity with the Convertible Preferred Stock as to distributions of assets upon any liquidation, dissolution or winding-up of the Corporation.

(b) Partial Payment. If the Corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series A Preferred Stock and to pay to all holders of any shares of the Corporation’s Liquidation Parity Stock their full distributable amounts, the amounts paid to the holders of Series A Preferred Stock and to such shares of Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Total Liquidation Amount and the full distributable amounts of any such outstanding shares of Liquidation Parity Stock. If the Total Liquidation Amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the full distributable amounts of all other shares of Liquidation Parity Stock has been paid in full, the holders of Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive remaining assets of the Corporation according to their respective rights and preferences.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, neither the sale, conveyance, exchange or transfer of all or substantially all of the Corporation’s property and assets, nor the consolidation or merger by the Corporation with or into any other corporation or by another corporation with or into the Corporation, shall constitute a liquidation, dissolution or winding up of the Corporation’s affairs.

Section 5. Redemption.

(a) Optional Redemption. The Series A Preferred Stock may not be redeemed by the Corporation prior to the later of March 26, 2013 and the Stock Purchase Date. On that date or on any Dividend Payment Date after that date, the Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation. Any such redemption will be at a cash redemption price of $100,000 per share, plus an amount equal to any declared and unpaid dividends, without regard to any undeclared dividends (less any withholding and backup withholding tax required by law). The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.

(b) No Sinking Fund or Redemption by Holders. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption by the Corporation of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the Series A Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation not less than 30 days and not more than 60 days

CERTIFICATE OF DESIGNATIONS

before the date of redemption (provided that if the Series A Preferred Stock, or any depositary shares representing interests in the Series A Preferred Stock, are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility); provided that the Series A Preferred Stock may be redeemed on the date the notice of redemption is given to holders of record of the shares if (1) each holder of Normal PPS shall have received notice of such redemption on or prior to the Stock Purchase Date and (2) each holder of record of the shares on the date the Series A Preferred Stock is issued shall have received notice, not less 30 days and not more than 60 days before such date, of the Corporation’s intention to redeem the Series A Preferred Stock on the date of its issuance. Any notice mailed or otherwise given as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and failure to duly give such notice by mail, or any defect in such notice or in the mailing or provision thereof, to any holder of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

Each such notice given to a holder shall state:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where the shares are to be redeemed.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock may be redeemed at the Corporation’s option, from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been given and if funds necessary for the redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the date of the redemption notice and the deposit of such funds, those shares shall no longer be deemed outstanding and all rights of the holders of those shares (including the right to receive any dividends) will terminate, except for the right to receive the redemption price. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

CERTIFICATE OF DESIGNATIONS

Section 6. Voting Rights.

(a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law.

(b) Right To Elect Two Directors Upon Nonpayment Events. Whenever, at any time or times, dividends payable on any shares of Series A Preferred Stock shall not have been declared and paid in full for such number of Dividend Periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Series A Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more series of Voting Parity Stock, to elect two directors of the Corporation at the Corporation’s next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Series A Preferred Stock shall be entitled to 100 votes for each share held (the holders of shares of any other series of Voting Parity Stock being entitled to such number of votes, if any, for each share of Preferred Stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding Series A Preferred Stock (together with the holders of shares of any one or more other series of Voting Parity Stock). The right of the holders of the Series A Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Voting Parity Stock) to elect members of the Board of Directors as set forth in this Section 6(b) shall continue until such time as at least four consecutive quarterly dividends (or the equivalent thereof) on the Series A Preferred Stock shall have been paid in full, at which time such right with respect to the Series A Preferred Stock shall terminate, except provided by law, and subject to revesting in the event of each and every subsequent default of the character described in this Section 6(b).

Upon any termination of the right of the holders of all shares of Series A Preferred Stock and Voting Parity Stock entitled to vote for directors as provided in this Section 6(b), the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders may choose a successor to fill such vacancy, which such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this Section 6(b) shall have expired, the number of directors shall be such number as may be provided for in the By-Laws irrespective of any increase made pursuant to this Section 6(b).

The Convertible Preferred Stock is Voting Parity Stock.

(c) Other Voting Rights. So long as any Series A Preferred Stock remains outstanding, the consent of the holders of the outstanding Series A Preferred Stock and outstanding shares of all other series of Voting Parity Stock (other than any Excluded Class), by

CERTIFICATE OF DESIGNATIONS

a vote of at least two-thirds of all such outstanding shares of Series A Preferred Stock and such Voting Parity Stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

(i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or

(ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation or of this Certificate of Designations which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or of the holders thereof; provided that any increase in the amount of authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series of Preferred Stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, whether separately or together with any other series of Preferred Stock (other than as provided in Section 6(b) with respect to the election of directors), pursuant to the General Corporation Law or otherwise, including any action by written consent.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 6(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A Preferred Stock shall have been redeemed, or notice of redemption has been given and sufficient funds shall have been deposited in trust to effect such redemption.

Section 7. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 8. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-laws or by applicable law.

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Section 9. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

CERTIFICATE OF DESIGNATIONS

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designation to be signed by Barbara S. Brett, its Senior Vice President and Assistant Treasurer, and Laurel A. Holschuh, its Secretary, this 19th day of May, 2008.

WELLS FARGO & COMPANY

By:	/s/ Barbara S. Brett
Barbara S. Brett, Senior Vice President and Assistant Treasurer

/s/ Laurel A. Holschuh
Laurel A. Holschuh, Secretary

SERIES A CERTIFICATE OF DESIGNATIONS (PPS)